Exhibit 10.1


          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


                                    AGREEMENT



                                     between



                                   ALTANA INC.


                                       and


                        COLLAGENEX PHARMACEUTICALS, INC.






                                  May 24, 2002

                                TABLE OF CONTENTS

                                                                           PAGE

Article I DEFINITIONS                                                        1


Article II LICENSE GRANTS                                                    6

     Section 2.01.   Exclusive License Grant.................................6
     Section 2.02.   Non-Exclusive License Grant.............................6
     Section 2.03.   Disclosure of Information...............................6
     Section 2.04.   Extension of Patent Life................................7
     Section 2.05.   Improvements............................................7

Article III PAYMENTS AND ROYALTIES                                           7

     Section 3.01.   License Fee.............................................7
     Section 3.02.   Royalty Payments........................................7
     Section 3.03.   Reports, Exchange Rates.................................7
     Section 3.04.   Records and Audits......................................7
     Section 3.05.   Taxes...................................................8
     Section 3.06.   Payment Terms...........................................8
     Section 3.07.   Payment Method..........................................8
     Section 3.08.   No Assurances...........................................8

Article IV TERM AND TERMINATION                                             10

     Section 4.01.   Term...................................................10
     Section 4.02.   Termination By CollaGenex..............................10
     Section 4.03.   Termination By Altana..................................10
     Section 4.04.   Termination Upon Certain Events........................10
     Section 4.05.   Remedies...............................................10
     Section 4.06.   Effect of Termination..................................10

Article V COMMERCIALIZATION OF THE PRODUCT                                  11

     Section 5.01.   CollaGenex's Obligations...............................11

Article VI MANUFACTURE AND SUPPLY                                           12

     Section 6.01.   Agreement to Supply Products...........................12
     Section 6.02.   Quality Assurance......................................12
     Section 6.03.   Altana's Duties........................................12
     Section 6.04.   Failure to Supply......................................13

Article VII PURCHASE AND SALE                                               13

     Section 7.01.   Purchase Price and Payment.............................13
     Section 7.02.   Labeling...............................................13
     Section 7.03.   Purchase Forms.........................................14
     Section 7.04.   Forecasts and Orders...................................14
     Section 7.05.   Confirmation...........................................14
     Section 7.06.   Delivery...............................................14

                               TABLE OF CONTENTS

                                                                           PAGE

     Section 7.07.   Professional Samples...................................15
     Section 7.08.   Return of Products.....................................15

Article VIII WARRANTY, REJECTION AND INSPECTIONS OF SHIPMENTS               15

     Section 8.01.   Altana Warranty........................................15
     Section 8.02.   Rejection of Product or Professional Samples for
                     Failure to Conform to Specifications...................15
     Section 8.03.   CollaGenex Inspections.................................16

Article IX REGULATORY COMPLIANCE                                            16

     Section 9.01.   Maintenance of Regulatory Approvals....................16
     Section 9.02.   Adverse Drug Event Reporting...........................17
     Section 9.03.   Assistance.............................................17
     Section 9.04.   Compliance.............................................17

Article X PATENTS AND TRADEMARKS                                            18

     Section 10.01.   Maintenance of Patents or Marks.......................18
     Section 10.02.   Cooperation...........................................18
     Section 10.03.   Altana to Prosecute Infringement......................18
     Section 10.04.   Infringement Claimed by Third Parties.................18

Article XI REPRESENTATIONS AND WARRANTIES                                   19

     Section 11.01.   Corporate Power.......................................19
     Section 11.02.   Due Authorization.....................................19
     Section 11.03.   Binding Obligation....................................19
     Section 11.04.   Ownership of Patent Rights............................20
     Section 11.05.   Patent Proceedings....................................20
     Section 11.06.   Adverse Properties....................................20
     Section 11.07.   Governmental Approvals................................20
     Section 11.08.   Protection of the Marks...............................20
     Section 11.09.   SOP Conformance.......................................20
     Section 11.10.   Further Actions.......................................20
     Section 11.11.   Limitation of Liability...............................21

Article XII COVENANTS OF COLLAGENEX                                         21

     Section 12.01.   Limitation to the Territory...........................21
     Section 12.02.   Marketing and Instructional Materials.................21
     Section 12.03.   Marketing Expenses....................................21

Article XIII PRODUCT RECALL                                                 21

     Section 13.01.   Product Recalls.......................................21
     Section 13.02.   Recall Costs..........................................22
     Section 13.03.   Notification of Complaints............................22
     Section 13.04.   Notification of Threatened Action.....................23

Article XIV INDEMNIFICATION AND INSURANCE                                   23

     Section 14.01.   CollaGenex Indemnified by Altana......................23

                               TABLE OF CONTENTS

                                                                           PAGE

     Section 14.02.   Altana Indemnified by CollaGenex......................23
     Section 14.03.   Prompt Notice Required................................23
     Section 14.04.   Indemnitor May Settle.................................24
     Section 14.05.   Insurance.............................................24

Article XV DISPUTE RESOLUTION                                               25

     Section 15.01.   Disputes..............................................25
     Section 15.02.   Mediation.............................................25
     Section 15.03.   Trial Without Jury....................................25
     Section 15.04.   Performance to Continue...............................25
     Section 15.05.   Provisional Remedies..................................26
     Section 15.06.   Determination of Patents and Other Intellectual
                      Property..............................................26

Article XVI CONFIDENTIALITY                                                 26

     Section 16.01.   Confidentiality.......................................26
     Section 16.02.   Publicity Review......................................26

Article XVII MISCELLANEOUS                                                  27

     Section 17.01.   Non-Solicitation and Non-Compete......................27
     Section 17.02.   Commercially Reasonable Efforts.......................28
     Section 17.03.   No Right to Use Names.................................28
     Section 17.04.   Notices...............................................28
     Section 17.05.   Section Headings......................................29
     Section 17.06.   Severability..........................................29
     Section 17.07.   Entire Agreement/Merger...............................30
     Section 17.08.   Amendment.............................................30
     Section 17.09.   Equitable Relief......................................30
     Section 17.10.   Counterparts..........................................30
     Section 17.11.   No Waiver of Rights...................................30
     Section 17.12.   Force Majeure.........................................30
     Section 17.13.   Further Assurances....................................30
     Section 17.14.   Assignment............................................30
     Section 17.15.   Expenses..............................................31
     Section 17.16.   Binding Effect........................................31
     Section 17.17.   Governing Law.........................................31
     Section 17.18.   No Strict Construction................................31
     Section 17.19.   US Dollars............................................31
     Section 17.20.   Independent Contractors...............................31

Exhibit A     --    Patent Rights...........................................A-1
Exhibit B     --    Standard Operating Procedures - Recall..................B-1
Exhibit C     --    Specifications..........................................C-1
Exhibit D     --    Marks...................................................D-1
Exhibit E     --    Standard Operating Procedures - ADE.....................E-1
Exhibit F     --    Product Fixed Price Schedule ...........................F-1
Exhibit G     --    Standard Altana Production Quantities...................G-1
Exhibit H     --    Memorandum..............................................H-1

                                    AGREEMENT


     This Agreement ("Agreement") is made as of May 24, 2002, by and between Altana Inc., a New York corporation ("Altana"), with its principal place of business located at 60 Baylis Road, Melville, New York 11747 and CollaGenex Pharmaceuticals, Inc., a Delaware corporation ("CollaGenex"), with its principal place of business located at 41 University Drive, Newtown, Pennsylvania 18940. Altana and CollaGenex are sometimes referred to collectively herein as the "Parties" and individually as a "Party."

     WHEREAS, Altana licenses certain proprietary information, intellectual property, Patents Rights (as defined below) and Know-How (as defined below), and possesses manufacturing capabilities for the Product (as defined below), and subject to the terms of this Agreement, Altana desires to grant to CollaGenex an exclusive sublicense to market and sell the Product for use in the Territory (as defined below); and

     WHEREAS, CollaGenex desires to obtain from Altana an exclusive sublicense to advertise, promote, market, distribute, detail and sell the Products.

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the Parties mutually agree to be legally bound as follows:

                                    ARTICLE I

                                   DEFINITIONS

     The following terms as used in the Agreement shall, unless the context clearly indicates to the contrary, have the meaning set forth below:

     "Act" means the United States Food, Drug and Cosmetic Act, as amended, and all regulations thereunder.

     "ADE" means any serious or unexpected adverse event (including adverse drug experiences, as defined in Applicable Laws) involving the Product or the Professional Samples.

     "Affiliate" means any entity which directly or indirectly controls, is controlled by or is under common control with either CollaGenex or Altana. The term "control" means the power to direct or control the affairs of such entity by reason of ownership of at least fifty percent (50%) of such entity by voting stock, equity interest, contract or otherwise.

     "Agreement" means this Agreement and any written amendments, addendum or modifications hereto.

     "Applicable Laws" means all applicable laws, including but not limited to the Act, rules, regulations and guidelines within or outside the Territory that may apply to the import, export, development, manufacturing, storage, marketing or sale of the Product or the performance of either Party's obligations under this Agreement including all cGMP or current Good Clinical Practices standards or guidelines promulgated by the FDA or the Governmental Authorities and including trade association guidelines, where applicable, as well as U.S. export control laws and the U.S. Foreign Corrupt Practices Act.

     "Altana Technology" means the Patent Rights and the Know-How.

     "Collaboration" means the activities of the Parties carried out in performance of, and the relationship between the Parties established by, this Agreement.

     "Generic Products" means any compound or treatment with identical or similar structure that would substitute for, eliminate the need for, which competes with or which would constitute barriers for the Product.

     "Confidential Information" means any confidential information of a Party relating to any use, process, method, compound, research project, work in process, future development, scientific, engineering, manufacturing, marketing, business plan, financial or personnel matter relating to the disclosing Party, its present or future products, sales, suppliers, customers, employees, investors or business, whether in oral, written, graphic or electronic form. Confidential Information shall not include any information which the receiving Party can prove by competent evidence:

          (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available;

          (b) is known by the receiving Party at the time of receiving such information, as evidenced by its written records maintained in the ordinary course of business;

          (c) is hereafter furnished to the receiving Party by a Third Party, as a matter of right and without restriction on disclosure;

          (d) is independently developed by the receiving Party, as evidenced by its written records, without knowledge of, and without the aid, application or use of, the disclosing Party's Confidential Information; or

          (e) is the subject of a written permission to disclose provided by the disclosing Party.

     "Effective Date" means the date specified above in the preamble.

     "FDA" means the United States Food and Drug Administration.

     "First Commercial Sale" means the first sale for use, consumption or resale of the Product by CollaGenex in the Territory (excluding providing the Product for clinical trials or the distribution of Professional Samples). A sale to an Affiliate shall not constitute a First Commercial Sale unless the Affiliate is the end user of the Product.

     "GAAP" means generally accepted accounting principles, consistently applied in accordance with past practice.

     "Good Clinical Practices" means good clinical practices as defined in 21 CFR ss.50 et. seq. and ss.312 et. seq., as may be amended.

     "cGMP" means current good manufacturing practices as defined in 21 CFR ss.110 et. seq., as may be amended.

     "Governmental Approval" means all permits, licenses and authorizations, including but not limited to a NDA and other Regulatory Approvals, required by the FDA or any other Governmental Authority as a prerequisite to the Manufacturing, packaging, marketing and selling of the Product or Professional Samples.

     "Governmental Authority" means any foreign, federal, state, local or other government, administrative or regulatory agency, authority, body, commission, court, tribunal or similar entity within the Territory.

     "Improved Product" means Products which are derived from or arise out of any Improvements.

     "Improvement" means any enhancements, reformulations or modifications to the Altana Technology or Product, which include but not limited to, preparation, presentation, means of delivery, dosage, packaging or any new or expanded therapeutic indications and which are made by CollaGenex or any agent of CollaGenex.

     "Know-How" means all know-how, trade secrets, inventions, data, processes, techniques, procedures, compositions, devices, methods, formulas, protocols and information, whether or not patentable, which are not generally publicly known, including, without limitation, all chemical, biochemical, toxicological, and scientific research information, whether in written, graphic or video form or any other form or format.

     "Manufacture" or "Manufacturing Process" means the storage, handling, production, processing and packaging of the Product or a Professional Sample, in accordance with this Agreement and Applicable Laws.

     "Marks" means any trademark(s) proposed, chosen, used, owned, licensed or controlled by Altana in connection with the Product, alone or accompanied by any logo or design and any foreign language equivalents in sound or meaning, whether registered or not.

     "Net Sales" means the invoice amounts actually received for sales of each Product and/or Improved Product by CollaGenex or its Affiliates to a Third Party in a bona fide arm's length transaction, less the following items (a) cash discounts and trade allowances actually granted, (b) rebates and chargebacks required by Applicable Laws or made pursuant to agreements with customers, (c) credits or allowances actually granted upon claims, damaged goods, outdated goods, rejections or returns of such Product and/or Improved Product, including recalls, (d) taxes, tariffs and similar obligations, duties or other governmental charges (other than income taxes) levied on, absorbed or otherwise imposed on sales of such Product and/or Improved Product in the Territory. Components of Net Sales shall be determined in the ordinary course of business in accordance with historical practice and using the accrual method of accounting in accordance with GAAP.

     "NDA" means a New Drug Application, as defined in the Act, that is required to be approved by the FDA before marketing a Product and which is held under the name of Savage Laboratories.

     "Packaging Specifications" means the packaging and labeling specifications for the Product or Professional Sample as mutually determined by Altana and CollaGenex from time to time, and in compliance with Applicable Laws.

     "Patent Rights" means all rights under patents and patent applications, and any and all patents issuing therefrom (including utility, model and design patents and certificates of invention), together with any and all substitutions, extensions (including supplemental protection certificates), registrations, confirmations, reissues, divisionals, continuations, continuations-in-part, re-examinations, renewals and foreign counterparts of the foregoing and all improvements, supplements, modifications or additions. The Patent Rights as of the Effective Date are set forth in Exhibit A, which is incorporated by reference.

     "Product" means Pandel(R) Cream. The Product shall include all three sizes of the Pandel(R) Cream which is comprised of, fifteen (15) grams, forty five
(45) grams and eighty (80) grams.

     "Professional Samples" means samples used to demonstrate the manner in which Product is prepared and used, and which are labeled "professional sample for trial purposes only, not for resale."

     "Regulatory Approval" means all necessary and appropriate regulatory approvals to place the Product on the market in the Territory.

     "Shipment" or "Shipped" means each individual group of Product received by CollaGenex from Altana.

     "Specifications" means the specifications for each Product attached hereto as Exhibit C, which is incorporated by reference.

     "Standard Operating Procedure" or "SOP" means Altana's company policies and procedures which have been implemented by Altana detailing Altana's response, responsibilities and obligations in day to day management of Altana and in the event of certain occurrences, including but not limited to ADE reporting and Recalls.

     "Taisho"  means  Taisho  Corporation,   a  Japanese  corporation  with  its
headquarters located at 24-1, Takata 3-chome, Toshima-ku, Tokyo 171, Japan.

     "Territory" means the United States and Puerto Rico.

     "Third Party" means any entity other than Altana or CollaGenex or an Affiliate of Altana or CollaGenex.

     Each of the following terms is defined in the Section set forth opposite such term below:

    Force Majeure..........................................Section 17.12
    Indemnitee.............................................Section 14.03
    Indemnitor.............................................Section 14.03
    Initiating Group.......................................Section 17.01
    Inventory Stock.........................................Section 7.06
    Loss...................................................Section 14.01
    Marketing Materials....................................Section 12.02
    Purchase Price..........................................Section 7.01
    Other Group............................................Section 17.01
    Recall.................................................Section 13.01
    Representatives........................................Section 16.01
    Royalty Payment Date....................................Section 3.06
    Royalty Statement.......................................Section 3.03
    SEC....................................................Section 16.02
    Supply Failure..........................................Section 6.04
    Term....................................................Section 4.01

          (a) Interpretation. The Section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Except where the context clearly requires to the contrary: (i) each reference in this Agreement to a designated "Section" or "Exhibit" is to the corresponding Section or Exhibit of or to this Agreement; (ii) instances of gender or entity-specific usage (e.g., "his" "her" "its" "person" or "individual") shall not be interpreted to preclude the application of any provision of this Agreement to any individual or entity; (iii) the word "or" shall not be applied in its exclusive sense; (iv) "including" shall mean "including, without limitation"; (v) references to laws, regulations and other governmental rules, as well as to contracts, agreements and other instruments, shall mean such rules and instruments as in effect at the time of determination (taking into account any amendments thereto effective at such time without regard to whether such amendments were enacted or adopted after the effective date of this Agreement) and shall include all successor rules and instruments thereto; (vi) references to "$" or "dollars" shall mean the lawful currency of the United States; (vii) references to "Federal" or "federal" shall be to laws, agencies or other attributes of the United States (and not to any State or locality thereof); (viii) the meaning of the terms "domestic" and "foreign" shall be determined by reference to the United States; (ix) references to "days" shall mean calendar days; (x) references to months or years shall be to the actual calendar months or years at issue (taking into account the actual number of days in any such month or year); (xi) days, Business Days and times of day shall be determined by reference to local time in Newtown, Pennsylvania; (xii) the English language version of this Agreement shall govern all questions of interpretation relating to this Agreement, notwithstanding that this Agreement may have been translated into, and executed in, other languages; and (xiii) the terms "Product" and "Products" shall refer to each individual formulation of the Product and all formulations of the Product collectively, unless the context clearly indicates otherwise.

                                   ARTICLE II

                                 LICENSE GRANTS

     SECTION 2.01. EXCLUSIVE LICENSE GRANT.

          (a) Subject to the terms of this Agreement, Altana hereby grants to CollaGenex an exclusive sublicense (exclusive even as to Altana) under the Altana Technology to create Improvements, use, market, advertise, promote, distribute, offer for sale and sell the Product in the Territory.

          (b) Subject to the terms and conditions of this Agreement, Altana hereby grants to CollaGenex an exclusive royalty-free sublicense to use the Marks solely in connection with the use, detail and sale of the Product.

          (c) CollaGenex acknowledges that the Marks being sublicensed to CollaGenex belong to Altana or Taisho and that CollaGenex shall have no rights in such Marks except pursuant to the sublicense. CollaGenex shall use the Marks as depicted on Exhibit D, which is incorporated by reference, or otherwise in the exact form used by Altana, including without limitation, the (R) symbol or (TM) symbol, as applicable. Any other use of the Marks shall be subject to the prior written approval of Altana.

          (d) CollaGenex shall have the right to use Third Party distributors and sales force organizations under this Agreement and such Third Party distributors and sales force organizations shall not be considered
     CollaGenex's sublicensees but independent Third Party service providers. Further, CollaGenex shall have a right to use the services of Third Parties to create Improvement and such Third Parties shall not be deemed CollaGenex's sublicensees but independent Third Party service providers.

     SECTION 2.02. NON-EXCLUSIVE LICENSE GRANT.

     In the event that the use, advertising, distribution, marketing, promotion, offering for sale or sale of the Product would infringe a claim of an issued patent, and/or any patent rights which Altana or Taisho own or have the rights to license or sublicense, as applicable, and which patents are not covered by the grant in Section 2.01, Altana hereby grants a non-exclusive, royalty-free sublicense in the Territory under such issued patents or patent rights to use, market, advertise, promote, distribute, offer for sale and sell the Product or shall ensure that Taisho grants CollaGenex the same.

     SECTION 2.03. DISCLOSURE OF INFORMATION.

     Upon CollaGenex's request, but not more than once per year, Altana shall disclose to CollaGenex in writing, or via electronic media acceptable to CollaGenex, sales information, marketing information, protocols, processes, formulation information, or scientific information that might assist CollaGenex in the marketing of the Product or in the development of an Improved Product.

     SECTION 2.04. EXTENSION OF PATENT LIFE

     The Parties agree to use commercially reasonable efforts to work together to extend the life of the Patent Rights under the Altana Technology.

     SECTION 2.05. IMPROVEMENTS

     Altana agrees to discuss payment of license fees to CollaGenex, or a reduction in CollaGenex's Pandel royalty payment on sales of the Improved Product, for the rights to market Improved Product made by CollaGenex, if any, for Altana and/or Third Party licensees of the Product. Taisho also agrees to discuss with CollaGenex the payment of license fees or royalties to CollaGenex for the rights to market Improved Product made by CollaGenex, if any, so long as the fees or royalties are consistent with the terms set forth in the Memorandum by Taisho and Altana, referenced herein under Exhibit H.

                                  ARTICLE III

                             PAYMENTS AND ROYALTIES

     SECTION 3.01. LICENSE FEE.

     In partial consideration for the sublicenses granted under Section 2.01, CollaGenex shall pay to Altana two (2) sublicense fee payments totaling One
Million Seven Hundred Thousand Dollars ($1,700,000) by wire transfer of available funds to an account designated by Altana to CollaGenex prior to the initial payment date and in accordance with the following schedule: a payment of Eight Hundred Thousand Dollars ($800,000) on May 31, 2002 and payment of Nine Hundred Thousand Dollars ($900,000) on May 31, 2003.

     SECTION 3.02. ROYALTY PAYMENTS.

     During the Term, CollaGenex will pay Altana a royalty of (i) [**] percent ([**]%) of the Net Sales on the Product. CollaGenex shall make such payments in accordance with this Article III.

     SECTION 3.03. REPORTS, EXCHANGE RATES.

     CollaGenex shall furnish to Altana a quarterly written report (in sufficient detail to determine the relevant amounts and dates specified in this
Section 3.03) on (a) the calculation of Net Sales; (b) royalties payable in U.S. dollars, if any, which shall have accrued hereunder based upon Net Sales; (c) withholding taxes, if any, required by law to be deducted with respect to such sales; and (d) the date of the First Commercial Sale of the Product (the "Royalty Statement"). Reports shall be due on the sixtieth (60) day following the close of each quarter.

     SECTION 3.04. RECORDS AND AUDITS.

     During the Term and for a period of two (2) years thereafter, CollaGenex shall keep complete and accurate records in sufficient detail to permit Altana to confirm the completeness and accuracy of: (i) the information presented in each Royalty Statement and all payments due hereunder; and (ii) the calculation of Net Sales. CollaGenex shall permit an independent, certified public accountant reasonably acceptable to CollaGenex to audit and/or inspect those records of CollaGenex (including financial records) that relate to Net Sales and Royalty Statements for the sole purpose of: (A) verifying the completeness and accuracy of the Royalty Statements; and (B) verifying the calculation of Net Sales. Such inspection shall be conducted during CollaGenex's normal business hours, no more than once in any twelve (12) month period and upon at least fifteen (15) days prior written notice by Altana to CollaGenex. If such accounting firm concludes that such payments were underpaid for the preceding year, CollaGenex shall pay Altana the amount of any such underpayments for the preceding year within thirty (30) days of the date Altana delivers to CollaGenex such accounting firm's report so concluding that such payments were underpaid for the preceding year. If such accounting firm concludes that such payments were overpaid for the preceding year, Altana shall pay to CollaGenex the amount of any such overpayments for the preceding year within thirty (30) days of the date Altana delivers to CollaGenex such accounting firm's report so concluding that such payments were overpaid for the preceding year. Altana shall bear the full cost of such audit unless such audit discloses an underpayment by more than ten percent (10%) of the amount due for the preceding year. In such case, CollaGenex shall bear the full cost of such audit. In the event CollaGenex receives royalty payments from Altana pursuant to
Section 4.06(a), CollaGenex shall be entitled to perform audits of Altana's records pursuant to this Section 3.04.

     SECTION 3.05. TAXES.

     All taxes levied on account of the payments accruing to Altana under this Agreement shall be paid by Altana for its own account, including taxes levied thereon as income to Altana. If provision is made in law or regulation for withholding, such tax shall be deducted from the payment made by CollaGenex, paid to the proper taxing authority and a receipt of payment of the tax secured and promptly delivered to Altana. Each Party agrees to assist the other Party in claiming exemption from such deductions or withholdings under any double taxation or similar agreement or treaty from time to time in force.

     SECTION 3.06. PAYMENT TERMS.

     Royalties shown to have accrued by each Royalty Statement provided for under Section 3.03 shall be due and payable sixty (60) days after the end of each calendar quarter (each a "Royalty Payment Date").

     SECTION 3.07. PAYMENT METHOD.

     Except as otherwise agreed between the Parties, all royalties and other payments due hereunder shall be paid in U.S. dollars and shall be originated from an United States bank located in the United States and shall be made by bank wire transfer in available funds to such account as Altana shall designate before such payment is due.

     SECTION 3.08. NO ASSURANCES

     COLLAGENEX MAKES NO REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT (i) IT WILL BE ABLE TO SUCCESSFULLY

COMMERCIALIZE ANY PRODUCT OR IMPROVED PRODUCTS, OR (ii) THAT THE PRODUCTS OR IMPROVED PRODUCTS, IF ANY, WILL ACHIEVE ANY PARTICULAR SALES LEVEL.

                                   ARTICLE IV

                              TERM AND TERMINATION

     SECTION 4.01. TERM.

     This Agreement will take effect on the Effective Date and shall continue until terminated in accordance with the terms contained herein (the "Term").

     SECTION 4.02. TERMINATION BY COLLAGENEX.

     CollaGenex may terminate the Agreement by notice to Altana as follows:

          (a) at any time, without cause, upon twelve (12) months prior written notice to Altana;

          (b) if Altana shall commit any willful or material breach of the provisions of this Agreement; or

          (c) if Altana shall cease to Manufacture or supply the Product to CollaGenex pursuant to this Agreement, except as otherwise set forth herein;

provided however, that with respect to Sections 4.02(b) and (c) that: (i) CollaGenex has first given Altana notice specifying the details of the breach, and (ii) Altana has not cured such breach within ninety (90) days of the receipt of notice of such breach.

     SECTION 4.03. TERMINATION BY ALTANA.

     Altana may terminate this Agreement by notice to CollaGenex, upon any of the following conditions:

          (a) if CollaGenex shall fail to make any payments to Altana on the date on which such payments are due hereunder and such failure continues for more than thirty (30) business days after notice;

          (b) if CollaGenex shall fail to deliver to Altana a Royalty Statement by the Royalty Payment Date and shall fail to cure such default within thirty (30) days after notice from Altana with respect thereto;

          (c) if CollaGenex shall commit any willful or material breach of the provisions of this Agreement;

          (d) if CollaGenex shall cease to offer the Product for distribution to its customers, except as may be provided for herein; or

          (e) at any time, without cause, upon twelve (12) months prior written notice to CollaGenex;

provided however, that with respect to Sections 4.03(c) and (d), Altana has first given CollaGenex notice specifying the details of the breach, and CollaGenex has not cured such breach within ninety (90) days of the receipt of notice of such breach.

     SECTION 4.04. TERMINATION UPON CERTAIN EVENTS.

     This Agreement may be terminated by the Party specified below forthwith upon prior written notice to the other Party of the occurrence of either of the following events:

          (a) by either Party upon a cessation of operations of the other Party or the institution by or against such Party as debtor of any proceeding (whether voluntary or involuntary) in bankruptcy or for dissolution, liquidation, reorganization, arrangement or the appointment of a receiver, trustee or judicial administrator (or the equivalent thereof in the jurisdiction in question) or any other proceeding under the law for the relief of debtors, if, in the case of an involuntary proceeding, the same shall not have been dismissed or stayed within sixty (60) days after its institution; or

          (b) by either Party if the other Party makes an assignment for the benefit of, or arrangement with, its creditors or becomes unable to pay its debts as they become due.

     A Party's failure to terminate this Agreement for any of the reasons specified in this Section 4.04 shall not in any way be deemed a waiver of such Party's rights in respect thereof or otherwise limit its rights to enforce the obligations hereunder.

     SECTION 4.05. REMEDIES.

     All of the non-breaching Party's remedies shall be cumulative, and the exercise of one remedy hereunder by the non-defaulting Party shall not be deemed to be an election of remedies. These remedies shall include the non-breaching Party's right to sue for damages for such breach without terminating this Agreement.

     SECTION 4.06. EFFECT OF TERMINATION.

          (a) In the event CollaGenex terminates this Agreement prior to the expiration of the US patent for the Product pursuant to Section 4.02 (other than according to subsection 4.02(a)) or Section 6.04 or Altana terminates pursuant to Section 4.03(e), all monies paid by CollaGenex to Altana (other than royalty payments pursuant to Section 3.02) shall immediately be refunded to CollaGenex, including the fees paid by CollaGenex in Section
     3.01. In the event CollaGenex terminates this agreement prior to the expiration of the US patent for the Product pursuant to 4.02 (a), none of the monies paid by CollaGenex to Altana, pursuant to Sections 3.01 and 3.02, shall be refunded to CollaGenex.

               (b) In the event Altana  terminates  this Agreement under Section
          4.03 (other than pursuant to subsection 4.03(e)) or CollaGenex terminates pursuant to Section 4.02(a), all rights to the Altana Technology shall revert to Altana; provided, however, CollaGenex may, in its sole discretion, elect to sell off or distribute, as applicable, its existing inventory of Product and Professional Sample in accordance with the terms of this Agreement, including CollaGenex's payment obligation to Altana; provided, however, Altana shall have a first right to purchase all of the existing inventory at fair market value.

               (c) In the  event  CollaGenex  terminates  this  Agreement  under
          Section 4.04 or this Agreement is otherwise terminated under Section 4.04, the Parties agree that CollaGenex, as a licensee of rights to "intellectual property" under this Agreement, shall retain and may fully exercise all of its rights and obligations under this Agreement.

               (d) Except as otherwise provided in this Agreement, expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under Sections 3.03, 3.06, 10.04 and Articles IV, VIII, IX, XI, XII, XIII, XIV, XV, XVI and XVII shall survive expiration or termination of this Agreement.

               (e) Subject to the provision of Article XVI, within thirty (30) days following the expiration or termination of this Agreement, each Party shall return to the other Party, or destroy, upon the written request of the other Party, any and all Confidential Information of the other Party in its possession and upon a Party's request, such destruction (or delivery) shall be confirmed in writing to such Party by a responsible officer of the other Party.

                                   ARTICLE V

                        COMMERCIALIZATION OF THE PRODUCT

     SECTION 5.01. COLLAGENEX'S OBLIGATIONS.

          (a) Marketing Efforts. CollaGenex agrees to use commercially reasonable efforts to timely promote the sale, marketing and distribution of the Product in the Territory, consistent with accepted business practices, devoting the same level of efforts as it devotes to its own products of comparable market potential. "Comparable market potential" shall be fairly determined by CollaGenex in good faith and without limitation may be based upon market size, price, competition, patent rights, product liability issues and general marketing parameters. CollaGenex shall promptly advise Altana of any issues that materially and adversely affect CollaGenex's ability to market the Product in the Territory. In such event, senior executives of CollaGenex and Altana shall meet and in good faith discuss what actions should be taken in light of such issues.

          (b)  Packaging.   Packaging  and  labeling  of  the  Product  and  the
     Professional Samples shall comply with the Packaging Specifications and Applicable Laws. Altana
     shall be responsible for assuring that such packaging and labeling conform with all Applicable Laws of the FDA for selling the Product and distributing the Professional Samples in the United States, and that the Professional Samples comply with the Packaging Specifications and
     Applicable Laws where such Product is to be distributed for sale. All additional incremental costs resulting from changes to the Packaging Specifications, including artwork and labeling made at the request of CollaGenex shall be borne by CollaGenex.

          (c) Customer Leads. Promptly after the Effective date, Altana shall provide to CollaGenex all customer lists for the Product and all known customer leads. To the extent practical, Altana shall assign to CollaGenex any customer contracts and purchase orders for the Product as soon as reasonably practical after the Effective Date. During the Term, Altana shall promptly forward to CollaGenex any customer leads Altana develops or receives related to the Product.

                                   ARTICLE VI

                             MANUFACTURE AND SUPPLY

     SECTION 6.01. AGREEMENT TO SUPPLY PRODUCTS.

     Subject to the terms of this Agreement, CollaGenex agrees to purchase exclusively from Altana, and Altana agrees to Manufacture for, and sell exclusively to CollaGenex during the Term, CollaGenex's total requirements for the Product and the Professional Samples in the Territory on the terms and conditions set forth herein. Altana may subcontract any part of the Manufacturing Process for the Product and the Professional Samples to Third Parties provided the Product, the Professional Samples and the facilities continue to meet the requirements as defined in this Agreement. Altana will bear the cost of validation and necessary stability work for all such subcontracting.

     SECTION 6.02. QUALITY ASSURANCE.

     Altana shall Manufacture the Product in accordance with the Specifications. Altana shall promptly notify CollaGenex in writing of any changes required by a Governmental Authority in the Specifications or Altana's quality assurance procedures that would render Altana unable to supply the Product and/or Professional Samples in accordance with the terms of this Agreement. The Parties agree to develop and execute an appropriate action plan in such situation. Altana shall be solely responsible for the costs of any changes required by such Governmental Authority.

     SECTION 6.03. ALTANA'S DUTIES.

     Altana agrees to furnish every Shipment of Product and the Professional Samples in accordance with all Applicable Laws and all other regulatory requirements specified in the NDA.

     SECTION 6.04. SECOND MANUFACTURING SOURCE

     Altana shall have the right to validate, qualify and obtain all requisite Government Approvals for a Third Party as a second source (the "Second Source") to manufacture and label the Product for sale in the Territory. Upon prior written notice to Altana, CollaGenex shall have the right, at its sole cost and expense, to inspect and audit the Second Source's facilities used to manufacture the Product to confirm that such facilities are in compliance with Applicable Laws and Governmental Approvals. Altana, at its sole cost and expense, may have a representative(s) accompany CollaGenex's representative(s) on any such inspection or audit.

     SECTION 6.05. FAILURE TO SUPPLY.

     Altana shall immediately notify CollaGenex if Altana is unable to fill any order placed by CollaGenex pursuant to Section 7.05 and advise CollaGenex of the revised delivery date. CollaGenex shall then have the option of terminating the Purchase Order without obligation of payment or of accepting the revised delivery date. If Altana is unable to cure such failure within fifteen (15) business days after such notice, Altana may outsource to the Second Source to satisfy CollaGenex's supply requirements. If Altana elects to use the Second Source, Altana shall, within five (5) business days after the expiration of such cure period, make arrangements with the Second Source to take commercially reasonable steps to commence the manufacture of the Product and to sell to Altana (for resale to CollaGenex) the Product until such time as Altana is again able to Manufacture the Product; provided however any consequent incremental costs which result by reason of the use of the Second Source under this Article 6 shall be the sole cost and liability of Altana.

                                  ARTICLE VII

                                PURCHASE AND SALE

     SECTION 7.01. PURCHASE PRICE AND PAYMENT.

     Altana shall sell and CollaGenex shall purchase the Product at the prices, including possible price increases, set forth on the Price Schedule, attached hereto as Exhibit F (the "Purchase Price"). Altana shall invoice CollaGenex upon shipment for all Products and Professional Samples shipped by Altana to CollaGenex and payment, without cash discounts, shall be due sixty (60) days from the receipt of the invoice.

     SECTION 7.02. LABELING.

     Altana  will  be  solely   responsible   for  generating  all   prescribing
information included with the Product and labeling of the Product and artwork included on the Product and/or packages. Altana will be solely responsible for obtaining all Governmental Approval for prescribing information, artwork and labeling. The prescribing information and labeling shall comply with all Applicable Laws. CollaGenex shall have a right to modify the prescribing information, artwork and labeling and shall inform Altana of such modifications. Altana shall obtain all Governmental Approvals for such modifications, at CollaGenex' expense Upon expiration of the

Term, CollaGenex shall have a fully paid and perpetual right to use such prescribing information, artwork and labeling.

     SECTION 7.03. PURCHASE FORMS.

     Purchase orders, purchase order releases, confirmations, acceptances and similar documents submitted by a Party in conducting the activities contemplated under this Agreement are for administrative purposes only and shall not add to or modify the terms of the Agreement. To the extent of any conflict or inconsistency between this Agreement and any such document, the terms of this Agreement shall govern.

     SECTION 7.04. FORECASTS AND ORDERS.

          (a) All Product and Professional Sample forecasts will be made by CollaGenex to Altana in good faith based upon standard Altana production batch sizes, as set forth in Exhibit G, attached hereto and incorporated herein by reference. On or prior to the Effective Date, CollaGenex will provide Altana with 2-year forecasts of CollaGenex's requirement of the Product, on a formulation-by-formulation basis, including Professional Samples. The 2-year forecasts shall be provided quarterly, no later than 7 days after the start of each calendar quarter. Calendar quarters begin on January 1, April 1, July and October 1. Changes to the forecast can be made more frequently than every quarter , as needed, to meet demand. Any changes to the forecast and corresponding purchase orders must accommodate the 9-month (270-day) lead time needed by Altana to acquire Product and Professional sample manufacturing components. Although Altana will attempt to fill purchase order changes that are submitted by CollaGenex with less than a 9-month (270-day) lead time, Altana is under no obligation to do so. Said requirements will be based on standard production planning parameters including sales forecasts, sales demand forecasts, promotional forecasts, inventory requirements, and the like.

          (b) It is understood that Altana will not maintain Product or Professional Sample inventory, but will produce Products or Professional Sample upon receipt of that portion of CollaGenex's forecasts that constitute firm orders to purchase.

     SECTION 7.05. CONFIRMATION.

     Altana shall confirm each purchase order within ten (10) business days from the date of receipt of a purchase order and shall supply the Product within a maximum of two hundred seventy (270) days from the date of acceptance of a purchase order, or later if so specified in the purchase order. Failure of Altana to confirm any purchase order shall not relieve Altana of its obligation to supply Products ordered by CollaGenex in conformity with this Agreement.

     SECTION 7.06. DELIVERY.

     Delivery terms for the Product and Professional Samples shall be FOB Melville, NY, in the relevant purchase order. Altana shall ship the Product and Professional Samples in accordance with CollaGenex's purchase order form, plus or minus ten percent (10%) of the original purchase order quantity, or as otherwise directed by CollaGenex in writing. Title to any Product or Professional Samples purchased by CollaGenex shall pass to CollaGenex or its agent upon the delivery of such Product to the facility requested by CollaGenex in the relevant Purchase Order. When delivered to a common carrier, the Product shall have an expiration date of no less than twenty one (21) months. Within three (3) months after the Effective Date, Altana shall, free of charge, provide all Product that was manufactured for sale in the Territory and which is in Altana's and its Affiliates' and agent's inventory ("Inventory Stock"). CollaGenex shall accept the Inventory Stock; provided, however, acceptance shall be subject to Sections 8.01 and 8.02 and all units of the Product have at least a one (1) year expiration date from the date of receipt of the Product by CollaGenex.

     SECTION 7.07. PROFESSIONAL SAMPLES.

     Altana shall supply to CollaGenex free of charge Fourteen Thousand Nine Hundred (14,900) packets of Professional Samples on a yearly basis to be used solely for promotional purposes (and not for sale). CollaGenex shall specify the percentage of each sample that will comprise the aforementioned quantity. Professional Samples in excess of the aforementioned quantity shall be sold by Altana to CollaGenex at the price specified in Exhibit F. CollaGenex shall not use the Professional Samples for any purpose other than as set forth in this
Section 7.07.

     SECTION 7.08. RETURN OF PRODUCTS.

     Each party shall be liable for the costs associated with the return of any Product sold by such party to its customers, wholesalers, distributors or other entities to whom such party has sold the Product. CollaGenex shall be responsible for the costs associated with refunds of any Product sold by CollaGenex after the Effective Date, including any sales of the Inventory Stock. Altana shall be responsible for the costs associated with the refunds of any Product sold by Altana prior to the Effective Date. This Section 7.08 applies to all sales made within the Territory only.

                                  ARTICLE VIII

                WARRANTY, REJECTION AND INSPECTIONS OF SHIPMENTS

     SECTION 8.01. ALTANA WARRANTY.

     Altana represents and warrants to CollaGenex that (i) the Product delivered pursuant to this Agreement shall comply with the Specifications, Governmental Approval, Applicable Laws and conform to the certificate of analysis for such Product; (ii) are not adulterated or misbranded under Applicable Laws; (iii) at the time of Manufacture and delivery to CollaGenex, the Product and Professional Samples will be free from any failure or defects; and (iv) Altana has not received the right from Taisho to permit Altana's sublicensees to grant further sublicenses to the Altana Technology and Marks.

     SECTION 8.02. REJECTION OF PRODUCT OR PROFESSIONAL SAMPLES FOR FAILURE TO CONFORM TO SPECIFICATIONS.

     CollaGenex shall have a right to test or have a Third Party test any Shipment to determine conformity of the Shipment to the Specifications and/or Applicable Laws. If CollaGenex exercises such right, it shall promptly notify Altana of its decision and shall have forty-five (45) days after the receipt of any Shipment to conduct such testing. If testing of such Shipment shows a failure of the Shipment to meet the Specifications and/or Applicable Laws, CollaGenex may return the entire Shipment, or any portion thereof, to Altana at Altana's expense within a reasonable time following the above described testing, provided that notice of non-conformity is received by Altana from CollaGenex within forty-five (45) days of CollaGenex's receipt of said Shipment. CollaGenex shall have the right to request that Altana provide to CollaGenex, within thirty
(30) days after such notice is received by it, Product or Professional Samples that meet the Specifications and Applicable Laws or to promptly provide
CollaGenex with full credit for the Purchase Price paid by CollaGenex for the returned Product or Professional Samples. The cost of freight and handling to return or replace the goods shall be at the expense of Altana. If CollaGenex does not notify Altana of the non-conformity of the Product or Professional Samples within forty-five (45) days of receipt of said Shipment, the Product or Professional Samples shall be deemed to meet the Specifications, the Packaging Specifications and Applicable Laws. Notwithstanding anything in this Agreement to the contrary, the Parties may agree to a return of the Product or Professional Samples or an adjustment in the Purchase Price in the event of any failure or defect in the Product or Professional Samples. Should there be a discrepancy between CollaGenex's test results and the results of testing performed by Altana, such discrepancies shall be finally resolved by testing performed by an independent Third Party mutually agreed upon by CollaGenex and Altana. The costs of such testing shall be borne by the Party against whom the discrepancy is resolved. In the event the Product or Professional Samples have been previously returned to Altana and an independent Third Party determines that the Product or Professional Samples meet the Specifications, CollaGenex shall be responsible for all costs associated with the return.

     SECTION 8.03. COLLAGENEX INSPECTIONS.

     Altana shall upon reasonable (but not less than ten (10) days) prior written notice by CollaGenex and during normal business hours, allow CollaGenex to inspect and audit Altana's facilities used to Manufacture the Product and the Professional Samples, twice annually, to confirm that the Altana's facilities and the equipment, personnel and operating and testing procedures used by Altana in the Manufacture, testing, storage and distribution of the Product are in compliance with Applicable Laws and Governmental Approvals; provided that such inspection does not interfere with Altana's normal operations.

                                   ARTICLE IX

                              REGULATORY COMPLIANCE

     SECTION 9.01. MAINTENANCE OF REGULATORY APPROVALS.

     Altana will own all Regulatory Approvals in the Territory. Altana agrees, at its sole cost and expense, to maintain the Regulatory Approvals including obtaining any variations or renewals thereof, including all fees and licenses, including user fees, related to the Manufacture of the Product by Altana. Each Party agrees that neither it nor its Affiliates will do anything to adversely affect a Regulatory Approval.

     SECTION 9.02. ADVERSE DRUG EVENT REPORTING.

     The Parties agree that Altana Inc. will be responsible for reporting Pandel-related adverse drug events (ADE) to the FDA and that CollaGenex will be responsible for communicating in a reasonable time to Altana Inc. any customer complaints or ADE reports that CollaGenex may receive, according to the procedures attached hereto as Exhibit E, which is incorporated by reference.

     SECTION 9.03. ASSISTANCE.

     Each Party shall provide reasonable assistance to the other at the other's request, in connection with their obligations pursuant to this Article IX, subject to reimbursement of all of its out-of-pocket costs by the requesting Party; provided, however, Altana shall free of charge, upon CollaGenex's request, provide CollaGenex's personnel with training regarding Altana's policies and procedures specified in the SOP regarding an ADE, including but not limited to reporting and filing for an ADE.

     SECTION 9.04. COMPLIANCE.

     CollaGenex shall be responsible for compliance with Applicable Laws and the Government Approvals relating to the possession, promotion, marketing, sale, advertising and distribution of the Product and distribution of the Professional Samples, as applicable, including (i) obtaining all necessary permits, licenses and any other requirements relating to CollaGenex's sale and distribution of the Product and Professional Samples, (ii) arranging for CollaGenex's warehousing and distribution of the Product, and (iii) all billing and collection activities with respect to the Product. Altana shall be responsible for compliance with Applicable Laws and Government Approvals relating to the Regulatory Approval, clinical trials, Manufacture, design and production of the Product and the Professional Samples, as applicable, and with cGMP relating to the Manufacture and testing of the Product and the Professional Samples, as applicable. CollaGenex and Altana shall comply with all Applicable Laws, including the provision of information by CollaGenex and Altana to each other necessary for Altana and CollaGenex to comply with any applicable reporting requirements. Each Party shall promptly notify the other Party of any comments, responses or notices received from, or inspections by, the FDA, or other applicable Governmental Authorities, which relate to or may impact the Product or the Manufacture of the Product or the sales and marketing of the Product, and shall promptly inform the other Party of any responses to such comments, responses, notices or inspections and the resolution of any issue raised by the FDA or other Governmental Authorities.

                                   ARTICLE X

                             PATENTS AND TRADEMARKS

     SECTION 10.01. MAINTENANCE OF PATENTS OR MARKS.

     Altana shall, at Altana's expense, (i) maintain and protect the Patent Rights and the Marks in the Territory, or (ii) ensure that Taisho maintains and protects the Patent Rights and Marks in the Territory; provided however, that upon written request by Altana, CollaGenex shall, at no cost or expense to CollaGenex, provide such assistance as may be necessary to enable Altana to comply with the administrative formalities necessary to maintain any Patent Rights or the Marks.

     SECTION 10.02. COOPERATION.

     CollaGenex shall, at Altana's expense, reasonably make available to Altana or its authorized attorneys, agents or representatives, its employees, agents or consultants necessary or appropriate to enable Altana to file, prosecute and maintain patent applications for a period of time sufficient for Altana to obtain the assistance it needs from such personnel.

     SECTION 10.03. ALTANA TO PROSECUTE INFRINGEMENT.

     During the Term, each Party shall give prompt notice to the other of any Third Party act which may infringe the Patent Rights or Marks and shall cooperate with each other to terminate such infringement without litigation. Altana shall, at its sole expense, (i) prosecute the judicial or administrative proceedings against such Third Party infringement, or (ii) ensure that Taisho prosecutes the judicial or administrative proceedings against such Third Party infringement. CollaGenex shall provide such assistance and cooperation to Altana as may be necessary to successfully prosecute any action against Third Party infringement at Altana's expense and may deduct the expenses thereof from any amounts payable to Altana under this Agreement.

     In the event Altana fails or cannot compel Taisho to institute legal proceedings to terminate any Third Party infringement of the Patent Rights or Marks, CollaGenex may take such action as it deems appropriate, including without limitation, the filing of a lawsuit against such Third Party, in CollaGenex's own name and at its own cost and expense. Should CollaGenex file any such suit, Altana will cooperate fully in the prosecution of such suit and any damages awarded or costs recovered in connection with such suit will be for the account of CollaGenex.

     SECTION 10.04. INFRINGEMENT CLAIMED BY THIRD PARTIES.

     In the event a Third Party commences, or threatens to commence, a judicial or administrative proceeding against a Party to this Agreement and such proceeding claims that the Altana Technology or the Marks infringes such Third Party's intellectual property rights, the Party against whom such proceeding is threatened or commenced shall give prompt notice to the other Party. Altana shall, at its sole expense, defend, indemnify and hold CollaGenex harmless against such claims or proceedings and CollaGenex shall provide such assistance and cooperation to Altana as may be necessary to successfully defend, indemnify and hold

CollaGenex harmless against any such claim or proceeding at Altana's expense. Altana may settle any such claim so long as the terms of such settlement do not impair CollaGenex's rights hereunder, or increase the costs to CollaGenex hereunder.

                                   ARTICLE XI

                         REPRESENTATIONS AND WARRANTIES

     SECTION 11.01. CORPORATE POWER.

     Each Party hereby represents and warrants that such Party is duly organized and validly existing under the laws of the state of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

     SECTION 11.02. DUE AUTHORIZATION.

     Each Party hereby represents and warrants that such Party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

     SECTION 11.03. BINDING OBLIGATION.

     Each Party hereby represents and warrants that this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

     SECTION 11.04. OWNERSHIP OF PATENT RIGHTS.

     As of the Effective Date, Altana represents and warrants that (a) it is the exclusive licensee of all right, title and interest in and to the Altana Technology and Marks in the Territory, (b) except to CollaGenex, Altana has not granted any sublicense under the Altana Technology or Mark in the Territory to any Third Party and is under no obligation to grant any such sublicense, (c) Taisho has not granted any licenses other than to Altana, to the Altana Technology and Marks in the Territory, and (d) there are no outstanding liens, encumbrances, agreements or understanding of any kind, either written, oral or implied, regarding the Altana Technology or Marks which are inconsistent or in conflict with this Agreement. As of the Effective Date and to the best of Altana's knowledge, Taisho is the sole owner of all right, title and interest in and to the Altana Technology and Marks.

     SECTION 11.05. PATENT PROCEEDINGS.

     Altana represents and warrants that (a) no patent application within the Altana Technology is the subject of any pending interference, opposition, cancellation or other protest proceeding, and (b) the Altana Technology or Marks do not infringe the intellectual property rights of any Third Party.

     SECTION 11.06. ADVERSE PROPERTIES.

     Altana represents and warrants that it knows of no adverse effects or other properties that may raise objections from the FDA or other health registration authorities or may affect the use, effectiveness or merchantability of the Product.

     SECTION 11.07. GOVERNMENTAL APPROVALS.

     Altana represents and warrants that it has obtained all required and necessary Governmental Approvals for the use, marketing and sale of the Product in the Territory.

     SECTION 11.08. PROTECTION OF THE MARKS.

     The Parties covenant and agree that neither Party nor their Affiliates shall publish, employ nor cooperate in the publication of, any misleading or deceptive advertising material with regard to the Parties, or the Marks or CollaGenex's trademarks for the Product.

     SECTION 11.09. SOP CONFORMANCE.

     Altana represents and warrants that the SOPs will be in conformance with all Applicable Laws and be in conformance with all Governmental Approvals.

     SECTION 11.10. FURTHER ACTIONS.

     Upon the terms and subject to the conditions hereof, each of the Parties hereto shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain from Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Parties in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this transaction under any Applicable Law, including the Hart Scott Rodino Act. The Parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the other Party's counsel (subject to appropriate confidentiality restrictions) prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith. Without limiting the generality of the foregoing, each Party shall take or omit to take such action as the other Party shall reasonably request to cause the Parties to obtain any material Governmental Approvals and/or the expiration of applicable waiting periods, provided that the foregoing shall not obligate either Party to take or to omit to take any action (including, without limitation, the expenditure of funds or any holding separate and agreeing to sell or otherwise dispose of assets, categories of assets or businesses) as in the good faith opinion of such Party, would cause a material adverse effect on a Party.

     SECTION 11.11. LIMITATION OF LIABILITY.

     NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY SUBLICENSE GRANTED HEREUNDER.

                                  ARTICLE XII

                             COVENANTS OF COLLAGENEX

     SECTION 12.01. LIMITATION TO THE TERRITORY.

     CollaGenex hereby covenants that it will not, without the prior written authorization of Altana: (i) promote or actively solicit sale of the Product or advertise the Product, outside of the Territory; (ii) contact the Governmental Authorities or other entity about the Product, except as required by Applicable Laws or as may be necessary or appropriate to carry out its obligations hereunder; and (iii) knowingly sell or distribute for resale the Product purchased hereunder to a Third Party who intends to sell outside of the Territory.

     SECTION 12.02. MARKETING AND INSTRUCTIONAL MATERIALS.

     Altana shall cooperate with CollaGenex in the creation of instructional materials for the customers of CollaGenex to enable the customers of CollaGenex to use the Product correctly. Altana also agrees to assist CollaGenex in the training of CollaGenex's sales force. In addition, on the Effective Date, Altana shall transfer to CollaGenex all marketing, promotional and advertising materials ("Marketing Materials") for the Product in Altana's control. The copyright for all materials developed by CollaGenex shall be owned exclusively by CollaGenex; however, Altana or Taisho, as applicable, shall retain the exclusive copyright to all Marketing Materials transferred to CollaGenex.

     SECTION 12.03. MARKETING EXPENSES.

     CollaGenex  acknowledges  that,  except  as  otherwise  specified  in  this
Agreement, CollaGenex shall be solely responsible for the cost and implementation of all marketing, sales, promotional and related activities concerning the marketing, sale and promotion of the Product and the distribution of the Professional Samples.

                                  ARTICLE XIII

                                 PRODUCT RECALL

     SECTION 13.01. PRODUCT RECALLS.

     If at any time or from time to time any Governmental Authority of any country within the Territory requests a Party to recall the Product or if a voluntary recall of the Product is contemplated by either Party (collectively, a "Recall"), then the Party to whom such request is made or the Party contemplating such Recall, as the case may be, shall immediately notify the other Party. A voluntary recall of Product shall be Altana's sole decision. Any Recall in the Territory shall be carried out pursuant to Altana's SOP regarding Recalls and in as expeditious a manner as reasonably possible to preserve the goodwill and reputation of the Product and the goodwill and reputation of the Parties. A copy of the Recall SOP is attached hereto as Exhibit B. Altana shall free of charge, upon CollaGenex's request, and at a time convenient for Altana's personnel, provide CollaGenex's personnel with one (1) training session regarding Altana's policies and procedures specified in the SOP regarding any Recall.

     SECTION 13.02. RECALL COSTS.

     Unless otherwise specified in the SOP, CollaGenex shall be responsible for conducting any Recall in the Territory and the cost and expense of a Recall shall be allocated as follows:

          (a) if such Recall is a voluntary Recall or shall be due to tampering or other cause, other than a manufacturer's defect, but not due to the negligence or misconduct of the Parties, or the breach by a Party of its warranties or obligations hereunder, then CollaGenex and Altana shall each bear fifty percent (50%) of the costs and expenses incurred by CollaGenex in connection with such Recall, including, without limitation, all product credits and returns, freight and shipping costs and product disposal expenses. In such event, Altana agrees to pay CollaGenex within ten (10) days after its receipt from CollaGenex of any invoice(s) assessing Altana its 50% share of these said costs, as listed above;

          (b) if such Recall shall be due to Manufacturing defect or the negligence or the breach by Altana of its warranties or obligations hereunder or the misconduct of Altana, all such costs and expenses shall be borne and paid solely by Altana and Altana will reimburse CollaGenex for any such costs and expenses paid by CollaGenex within ten (10) days of receipt of an invoice for such costs and expenses from CollaGenex, and if not so paid CollaGenex shall have the right to offset such amounts against amounts otherwise due by CollaGenex to Altana hereunder; and

          (c) if such Recall is due to the negligence or the breach by CollaGenex of its warranties or obligations hereunder or the misconduct of CollaGenex, all such costs and expenses shall be borne and paid solely by CollaGenex and CollaGenex will reimburse Altana for any such costs and expenses paid by Altana within thirty (30) days of receipt of an invoice and appropriate documentation for such costs and expenses from Altana.

     SECTION 13.03. NOTIFICATION OF COMPLAINTS.

     Each Party agrees that throughout the Term, and with respect to all Products or Professional Samples supplied or purchased under this Agreement, after the termination of this Agreement, it will (i) notify the other Party immediately of all available information concerning any complaint, Product defect reports, and similar notices received by either Party with respect to the Product or Professional Samples, whether or not determined to be attributable to the Product or Professional Samples and (ii) with respect to an ADE, comply with the provisions of Section 9.02.

     SECTION 13.04. NOTIFICATION OF THREATENED ACTION.

     Throughout the duration of this Agreement and with respect to all Products or Professional Samples supplied or purchased under this Agreement, after the termination of this Agreement, each Party shall immediately notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by or from a concerned Governmental Authority which may affect the safety or efficacy claims of the Product or Professional Samples or the continued marketing of the Product or distribution of the Professional Samples. Upon receipt of such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action.

                                  ARTICLE XIV

                          INDEMNIFICATION AND INSURANCE

     SECTION 14.01. COLLAGENEX INDEMNIFIED BY ALTANA.

     Altana shall indemnify and hold CollaGenex harmless from and against any liabilities or obligations, damages, losses, claims, encumbrances, costs or expenses (including reasonable attorneys' fees) (any or all of the foregoing herein referred to as "Loss") insofar as a Loss or actions in respect thereof, whether existing or occurring prior to, on or subsequent to the Effective Date, arises out of or is based upon (a) any misrepresentation or breach of any of the warranties, covenants or agreements made by Altana in this Agreement; (b) the Manufacture of any Product or Professional Sample that is identifiable as having been Manufactured by or on behalf of Altana; (c) not limiting Section 14.01(a), any claims that the Product (as a result of the use of Altana Technology therein) or its Manufacture (as a result of the use of Altana Technology therein), use or sale infringes the patent, trademark or proprietary right of a Third Party.

     SECTION 14.02. ALTANA INDEMNIFIED BY COLLAGENEX.

     CollaGenex shall indemnify and hold harmless Altana from and against any Loss insofar as such Loss or actions in respect thereof occurs subsequent to the Effective Date, whether existing or occurring prior to, on or subsequent to the date hereof, arises out of or is based upon (a) any misrepresentation or breach of any of the warranties, covenants or agreements made by CollaGenex in this Agreement; (b) CollaGenex's marketing, sale, distribution or promotion of the Product or the Professional Samples (except if such Loss arises as a result of matters described in Section 14.01); (c) the use of CollaGenex's name and trademark in the (i) packaging and labeling of the Product or Professional Samples; and (ii) marketing, sale, distribution or promotion of the Product or Professional Samples.

     SECTION 14.03. PROMPT NOTICE REQUIRED.

     No claim for indemnification hereunder shall be valid unless notice of the matter which may give rise to such claim is given in writing by the (the "Indemnitee") to the persons against whom indemnification may be sought (the "Indemnitor") as soon as reasonably practical after such Indemnitee becomes aware of such claim; provided that the failure to notify the Indemnitor shall not relieve it from any liability which it may have to the Indemnitee otherwise than under this Article XIV. Such notice shall state that the Indemnitor is required to indemnify the Indemnitee for a Loss and shall specify the amount of Loss and relevant details thereof. The Indemnitor shall notify Indemnitee no later than sixty (60) days from such notice of its intention to assume the defense of any such claim. In the event the Indemnitor fails to give such notice within that time the Indemnitor shall no longer be entitled to assume such defense.

     SECTION 14.04. INDEMNITOR MAY SETTLE.

     The Indemnitor shall at its expense, have the right to settle and defend any action which may be brought in connection with all matters for which indemnification is available. In such event the Indemnitee of the Loss in question and any successor thereto shall permit the Indemnitor full and free access to its books and records and otherwise fully cooperate with the Indemnitor in connection with such action; provided that this Indemnitee shall have the right fully to participate in such defense at its own expense. The defense by the Indemnitor of any such actions shall not be deemed a waiver by the Indemnitor of its right to assert a claim with respect to the responsibility of the Indemnitor with respect to the Loss in question. The Indemnitor shall have the right to settle or compromise any claim against the Indemnitee without the consent of the Indemnitee provided that the terms thereof: (a) provide for the unconditional release of the Indemnitee; (b) require the payment of compensatory monetary damages by Indemnitor only; and (c) expressly state that neither the fact of settlement nor the settlement agreement shall constitute, or be construed or interpreted as, an admission by the Indemnitee of any issue, fact, allegation or any other aspect of the claim being settled. No Indemnitee shall pay or voluntarily permit the determination of any liability which is subject to any such action while the Indemnitor is negotiating the settlement thereof or contesting the matter, except with the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. If the Indemnitor fails to give Indemnitee notice of its intention to defend any such action as provided herein, the Indemnitee involved shall have the right to assume the defense thereof with counsel of its choice, at the Indemnitor's expense, and defend, settle or otherwise dispose of such action. With respect to any such action which the Indemnitor shall fail to promptly defend, the Indemnitor shall not thereafter question the liability of the Indemnitor hereunder to the Indemnitee for any Loss (including counsel fees and other expenses of defense).

     SECTION 14.05. INSURANCE.

     Each Party shall, at its sole cost and expense, obtain and keep in force comprehensive liability insurance, with bodily injury, death and property damage limits of Five Million and 00/100 ($5,000,000.00) per occurrence and Ten Million and 00/100 Dollars ($10,000,000.00) in the aggregate, including contractual liability and product liability coverage. Upon execution of this Agreement, each Party shall furnish the other with a certificate of insurance signed by an authorized representative of such Party's insurance underwriter evidencing the insurance coverage required by this Agreement and providing for at least thirty
(30) days prior written notice to the other Party of any cancellation, termination or reduction of such insurance coverage.

                                   ARTICLE XV

                               DISPUTE RESOLUTION

     SECTION 15.01. DISPUTES.

     The Parties recognize that disputes as to certain matters may from time to time arise during the Term, which relate to either Party's rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article XV if and when a dispute arises under this Agreement.

     Unless otherwise specifically recited in this Agreement, disputes among the Parties will be resolved as recited in this Article XV. Any disputes relating to the Collaboration hereunder shall be first referred to the Director Business Development of each Party at any time after such dispute has arisen. If the Vice Presidents are unable to resolve such a dispute within fifteen (15) days of commencement of discussions, the matter shall be presented to the chief executive officers of Altana and CollaGenex, or their respective designees, for resolution. In the event that the chief executive officers of Altana and CollaGenex, or their respective designees, cannot resolve the dispute within ten
(10) days of being requested by a Party to resolve a dispute, either Party may, by written notice to the other, invoke the provisions of Section 15.02.

     SECTION 15.02. MEDIATION.

     If a dispute  under this  Agreement  is not  resolved  in  accordance  with
Section 15.01, the Parties agree to submit the dispute to mediation in accordance with the Commercial Mediation Rules of the American Arbitration Association. The Parties will jointly appoint a mutually acceptable mediator, seeking assistance in such regard from the American Arbitration Association, if they have been unable to agree to upon such appointment within ten (10) days from the conclusion of the negotiation period (as provided in this Agreement). The Parties agree to participate in good faith in the mediation and the negotiations related thereto for a period of thirty (30) days. The costs of the mediation, including fees and expenses, shall be borne equally by the Parties.

     SECTION 15.03. TRIAL WITHOUT JURY.

     If the Parties fail to resolve the dispute through negotiation and mediation in accordance with Sections 15.01 or 15.02, each Party shall have the right to pursue any of the remedies legally available to resolve the dispute; provided, however, that the Parties expressly waive any right to a jury trial in any legal proceedings under this Article XV.

     SECTION 15.04. PERFORMANCE TO CONTINUE.

     Each Party shall continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or related to this Agreement; provided, however, that a

Party may suspend performance of its obligations during any period in which the other Party fails or refuses to perform its obligations.

     SECTION 15.05. PROVISIONAL REMEDIES.

     Although the procedures specified in this Article XV are the sole and exclusive procedures for the resolution of disputes arising out of or related to this Agreement, either Party may seek a preliminary injunction or other provisional equitable relief, if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

     SECTION 15.06. DETERMINATION OF PATENTS AND OTHER INTELLECTUAL PROPERTY.

     Notwithstanding the foregoing, any dispute relating to the determination of validity of claims, infringement or claim interpretation relating to a Party's patents shall be submitted exclusively to federal court.

                                  ARTICLE XVI

                                 CONFIDENTIALITY

     SECTION 16.01. CONFIDENTIALITY.

     During the Term and for a period of five (5) years thereafter, each Party shall maintain all Confidential Information of the other Party as confidential and shall not disclose any such Confidential Information to any Third Party or use any such Confidential Information for any purpose, except (a) as expressly authorized by this Agreement, (b) as required by law, rule, regulation or court order (provided that the disclosing Party shall first notify the other Party and shall use commercially reasonable efforts to obtain confidential treatment of any such information required to be disclosed), or (c) to its Affiliates and its employees, agents, consultants and other representatives ("Representatives") to accomplish the purposes of this Agreement, so long as such persons are under an obligation of confidentiality no less stringent than as set forth herein. Each Party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Each Party shall use at least the same standard of care as it uses to protect its own Confidential Information to ensure that it and its Affiliates and Representatives do not disclose or make any unauthorized use of the other Party's Confidential Information. Each Party shall be responsible for any breach of this Agreement by its Representatives. Each Party shall promptly notify the other Party upon discovery of any unauthorized use or disclosure of the other Party's Confidential Information.

     SECTION 16.02. PUBLICITY REVIEW.

     The Parties agree that the public announcement of the execution of this Agreement shall be in the form of a press release to be agreed upon on or before the Effective Date and thereafter each Party shall be entitled to make or publish any public statement consistent with the contents thereof. Thereafter, the Parties will jointly discuss and agree, based on the principles of this
Section 16.02, on any statement to the public regarding this Agreement or any aspect of this

Agreement, subject in each case to disclosure otherwise required by law or regulation as determined in good faith by each Party. When a Party elects to make any such statement it will give the other Party at least three (3) days notice to review and comment on such statement. In the event of a public disclosure required by law prior to the end of such three (3) day period, the Party required to make such disclosure, if it legally may, shall give the other Party at least two (2) business days to review and comment on such disclosure. If a Party was not legally able to give notice under the previous sentence, it will furnish the other Party with a copy of its disclosure as soon as practical after the making thereof. The Parties acknowledge the importance of supporting each other's efforts to publicly disclose results and significant developments regarding the Product. The principles to be observed by Altana and CollaGenex in such public disclosures will be: accuracy, the requirements for confidentiality under Section 16.01, compliance with FDA regulations and other FDA guidance documents, the advantage a competitor of Altana or CollaGenex may gain from any public statements under this Section 16.02, and the standards and customs in the biotechnology and pharmaceutical industries for such disclosures by companies comparable to Altana and CollaGenex. The terms of this Agreement may also be disclosed to: (a) government agencies where required by law, including filings required to be made by law with the United States Securities and Exchange Commission ("SEC"), national securities exchanges or the Nasdaq Stock Market,
(b) Third Parties with the prior written consent of the other Party, which consent shall not be unreasonably withheld, or (c) lenders, investment bankers and other financial institutions of its choice solely for purposes of financing the business operations of such Party, so long as such disclosure in (b) and (c) above is made under a binder of confidentiality at least as restrictive as the confidentiality provisions in Section 16.01, so long as highly sensitive terms and conditions such as financial terms are extracted from the Agreement (including in any disclosure required by law or the SEC) or deleted upon the request of the other Party, and so long as the disclosing Party gives reasonable advance notice of the disclosure under the circumstances requiring the disclosure.

                                  ARTICLE XVII

                                  MISCELLANEOUS

     SECTION 17.01. NON-SOLICITATION AND NON-COMPETE.

          (a) Neither Party nor its Affiliates (collectively, the "Initiating Group") shall, directly or through its representatives, solicit for employment any officer, director, employee or consultant of the other Party or its subsidiaries or controlled affiliates (collectively, the "Other Group") with whom the Initiating Group has contact in connection with, or who otherwise is known by the Initiating Group to participate in, the transactions contemplated by this Agreement. The Initiating Group shall not be precluded from hiring any such person who has been terminated by the Other Group prior to commencement of employment discussions between such person and the Initiating Group or its representatives. "Solicitation" shall not include any generalized public advertisement or any other solicitation by the Initiating Group or its representatives that is not specifically directed toward any such employee of the Other Group or toward any group of such employees of the Other Group.

          (b) Altana agrees, during the Term and for a period of two (2) years thereafter, not to, directly or indirectly, Manufacture, market, advertise, promote, distribute, offer for sale, import or export any Generic Product in the Territory.

     SECTION 17.02. COMMERCIALLY REASONABLE EFFORTS.

     Each Party shall use commercially reasonable and diligent efforts to perform its responsibilities under this Agreement. As used herein, the term "commercially reasonable and diligent efforts" means, unless the Parties agree otherwise, those efforts consistent with the exercise of prudent scientific and business judgment, as applied to other products of similar scientific and commercial potential within the relevant product lines of the Parties.

     SECTION 17.03. NO RIGHT TO USE NAMES.

     Except as otherwise provided herein, no right, express or implied, is granted by the Agreement to use in any manner the name "Altana," "CollaGenex" or any other trade name or trademark of the other Party or its Affiliates in connection with the performance of the Agreement.

     SECTION 17.04. NOTICES.

     All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed to have been given if delivered personally, mailed by certified mail (return receipt requested) or sent by cable, telegram or recognized overnight delivery service to the parties at the following addresses or at such other addresses as, specified by the parties by like notice:

            If to CollaGenex:     Mr. Jeff Day
                                  CollaGenex Pharmaceuticals, Inc.
                                  41 University Drive
                                  Newtown, Pennsylvania 18940
                                  Facsimile: (215) 579-7388
                                  Telephone: (215) 579-8577

            If to Altana:         Mr. George Cole
                                  Altana Inc.
                                  60 Baylis Road
                                  Melville, New York 11747
                                  Facsimile: (631) 454-6389
                                  Telephone: (631) 454-7677, extension 2002


     Notice so given shall be deemed given and received (i) if by international mail on the seventh (7th) day after posting; (ii) by cable, telegram, telex or personal delivery on the date of actual transmission, with evidence of transmission acceptance, or (as the case may be) personal or other delivery; and
(iii) if by international courier, on the fourth (4th) business day following the day such notice is delivered to the international courier service, or such earlier delivery date as may be confirmed to the sender by such courier service.

     SECTION 17.05. SECTION HEADINGS.

     The titles, headings or captions of sections and paragraphs in this Agreement do not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms or conditions and therefore shall not be considered in the interpretation, construction or application of this Agreement.

     SECTION 17.06. SEVERABILITY.

     Whenever possible, each clause, subclause, provision or condition of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any clause, subclause, provision or condition of this Agreement should be prohibited or invalid under applicable law, such clause, subclause, provision or condition shall be considered separate and severable from this Agreement to the extent of such prohibition or invalidity without invalidating the remaining clauses, subclauses, provisions and conditions of this Agreement.

     SECTION 17.07. ENTIRE AGREEMENT/MERGER.

     This Agreement sets forth the entire agreement between the Parties hereto pertaining to the subject matter hereof and supersedes all negotiations, preliminary agreements, memoranda or letters of proposal or intent, discussions and understandings of the Parties hereto in connection with the subject matter hereof. All discussions between the Parties have been merged into this Agreement, and neither Party shall be bound by any definition, condition, understanding, representation, warranty, covenant or provision other than as expressly stated in or contemplated by this Agreement or as subsequently shall be set forth in writing and executed by a duly authorized representative of the Party to be bound thereby. In the event of any conflict between the terms of this Agreement and any attachment hereto, the terms of this Agreement shall govern.

     SECTION 17.08. AMENDMENT.

     No amendment, change or modification of any of the terms, provisions or conditions of this Agreement shall be effective unless made in writing and signed on behalf of the Parties hereto by their duly authorized representatives.

     SECTION 17.09. EQUITABLE RELIEF.

     The Parties understand and agree that because of the difficulty of measuring economic losses to the non-breaching Party as a result of a breach of the covenants set forth in Article XVI and Section 17.01, and because of the immediate and irreparable damage that may be caused to the non-breaching Party for which monetary damages would not be a sufficient remedy, the Parties agree that the non-breaching Party will be entitled to seek specific performance, temporary and permanent injunctive relief, and such other equitable remedies to which it may then be entitled against the breaching Party. This Section 17.09 shall not limit any other legal or equitable remedies that the non-breaching Party may have against the breaching Party for violation of the covenants set forth in Article XVI and Section 17.01. The Parties agree that the non-breaching Party shall have the right to seek relief for any violation or threatened violation of Article XVI and Section
17.01 by the breaching Party from any court of competent jurisdiction in any jurisdiction authorized to grant the relief necessary to prohibit the violation or threatened violation of Article XVI and Section 17.01. This Section 17.09 shall apply with equal force to the breaching Party's Affiliates.

     SECTION 17.10. COUNTERPARTS.

     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original document, but all such separate counterparts shall constitute only one and the same instrument. This Agreement may be signed and delivered to the other Party by facsimile signature; such transmission shall be deemed a valid signature.

     SECTION 17.11. NO WAIVER OF RIGHTS.

     No waiver of any term, provision, or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision, or condition of this Agreement.

     SECTION 17.12. FORCE MAJEURE.

     Neither Party shall be liable hereunder to the other Party nor shall be in breach for failure to deliver, provided failure to deliver is no greater than the delay in time caused by circumstances beyond control for either Party, including acts of God, fires, floods, riots, wars, civil disturbances, sabotage, accidents, labor disputes, shortages, government actions (including priorities, requisitions, allocations and price adjustment restrictions) and inability to obtain material, equipment, labor or transportation (collectively, "Force Majeure").

     SECTION 17.13. FURTHER ASSURANCES.

     The Parties hereto shall each perform such acts, execute and deliver such instruments and documents and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement.

     SECTION 17.14. ASSIGNMENT.

     Neither this Agreement nor any of the rights, interests, options or obligations hereunder may be assigned or delegated by either of the Parties without the prior written consent of the other Party, provided, however, that either CollaGenex or Altana may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business pertaining to this Agreement, or in the event of its merger or consolidation or change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement or that Party may assign or sublicense any and all of its rights, interests, options, and delegate all obligations hereunder, to any Affiliate of such Party (and such Affiliate may further assign or sublicense this Agreement to such Party or any other Affiliate of such Party) without the consent of the other Party. In the event of an assignment or sublicense to an Affiliate, the assigning Party shall guarantee the performance of such assignee or sublicensee. The assignment or sublicense to an Affiliate shall not operate to discharge the assignor or sublicensor from any obligation under this Agreement. Any assignment which contravenes this Section 17.14 shall be null and void.

     SECTION 17.15. EXPENSES.

     The Parties hereto shall each bear their own costs and expenses (including attorneys' fees) incurred in connection with the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.

     SECTION 17.16. BINDING EFFECT.

     This Agreement, and all of the terms, provisions and conditions hereof, shall be binding upon and shall inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

     SECTION 17.17. GOVERNING LAW.

     This Agreement shall be construed and interpreted accordance with the laws of the State of New York, without regard to conflicts of law provisions.

     SECTION 17.18. NO STRICT CONSTRUCTION.

     This Agreement has been prepared jointly and shall not be strictly construed against either Party.

     SECTION 17.19. US DOLLARS.

     All dollar amounts referred to in this Agreement are United States dollars.

     SECTION 17.20. INDEPENDENT CONTRACTORS.

     The status of the Parties under this Agreement shall be that of independent contractor. No Party shall have the right to enter into any agreements on behalf of the other Party nor shall it represent to any Person that it has such right or authority.

                                    ********

     IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the Effective Date.


COLLAGENEX PHARMACEUTICALS, INC.                ALTANA INC.


By:/s/ Jeffrey Day                              By: /s/ George Cole
   ------------------------------                   ---------------------------

Name: Jeffrey Day                               Name: George Cole
      ---------------------------                    --------------------------

Title: Vice President Dermatology               Title: President
       --------------------------                      ------------------------

       /s/ Christopher Powala                            /s/ Arthur Dulik
       Senior Director                                   Senior Vice PResident

                                    EXHIBIT A

                                  PATENT RIGHTS



                              U.S. Patent 4,794,106

                                    EXHIBIT B

                     STANDARD OPERATING PROCEDURES - RECALLS



                                 To be provided.

                                    EXHIBIT C

                                 SPECIFICATIONS



                                 To be provided.

                                    EXHIBIT D

                                      MARKS


                    UNITED STATES PATENT AND TRADEMARK OFFICE


PANDEL

Word Mark       PANDEL
Translations    THE FOREIGN CHARTERS IN THE MARK TRANSLITERATE TO PANDEL.
Goods and       IC 005. US 018.G & S: TOPICAL CORTICOSTEROID PREPARATIONS FOR
Services        USE AS ANTI-INFLAMMATORY AGENTS SOLD ONLY ON PRESCRIPTION
Mark Drawing
Code            (3) DESIGN PLUS WORDS, LETTERS, AND/OR NUMBERS
Design Search
Code            280103
Serial Number   73506106
Filing Date     October 29, 1984
Published for
Opposition      April 9, 1985
Registration
Number          1439767
Registration
Date            May 19, 1987
Owner           (REGISTRANT) TAISHO PHARMACEUTICAL CO., LTD. CORPORATION
                JAPAN NO. 24-1 TAKATA 3-CHOME TOSHIMA-KU, TOKYO JAPAN
Attorney of     JESS M. COLLEN


Record
Section 44      SECT44
Indicator
Type of Mark    TRADEMARK
Register        PRINCIPAL
Affidavit Text  SECT 8 (6-YR)
Live/Dead
Indicator       LIVE

                                    EXHIBIT E

                       STANDARD OPERATING PROCEDURES - ADE



                                 To be provided.

                                    EXHIBIT F

                          PRODUCT FIXED PRICE SCHEDULE


                             PRODUCT PURCHASE PRICE


       Strength                                             Price

       15g                                                  $[**]/tube

       45g                                                  $[**]/tube

       80g                                                  $[**]/tube


                                           PROFESSIONAL SAMPLE PURCHASE PRICE

       Strength                                             Price

       2g X 36 tubes                                        $[**]/box



               These Pandel prices to CollaGenex are based directly [**]. Price increases to CollaGenex, if any, will be based on any increases [**], if any, not to exceed [**]% per year. Pandel price increases to CollaGenex may [**], on a percentage basis, than the increases [**]. Altana agrees to provide CollaGenex with Pandel standard cost information, including the bases on which the Pandel standard costs were calculated.

                                    EXHIBIT G

                      STANDARD ALTANA PRODUCTION QUANTITIES



                            PRODUCT ORDER QUANTITIES

     The minimum order quantity for Product, whether for a single size or for any combination of the three (3) Product sizes, is based on a 1000kg batch size. They yields from a 1000kg batch for each of the three (3) Product sizes are as follows:



             15g:                       [**] tubes

             45g:                       [**] tubes

             80g:                       [**] tubes


     Purchase orders by CollaGenex to Altana must be in quantities for each Product size such that the total amount of Product ordered in any single purchase order is based on a 1000kg batch size, or a 2000kg batch size.



                      PROFESSIONAL SAMPLE ORDER QUANTITIES

     The minimum order quantity for Professional Samples is based on a 1000kg batch size. The yield from a 1000kg batch size for the Professional Sample is as follows:


             2g X 36 tubes:             [**] Boxes



     Purchase orders by CollaGenex to Atlanta must be in quantities of [**] boxes for Professional Samples.

                                   EXHIBIT H

                                   MEMORANDUM


                                To be provided.

                                      H-1